Exhibit 99.1

BreitBurn Energy Partners L.P. Reports Fourth Quarter and Full Year Results and Year End Reserves; Provides Full Year 2010 Guidance

LOS ANGELES, March 11, 2010 -- BreitBurn Energy Partners L.P. (the "Partnership") (NASDAQ:BBEP) today announced financial and operating results for its fourth quarter and full year 2009 and public guidance for its expected performance in 2010.

Key Highlights

-
The Partnership had an outstanding year operationally which contributed to full-year 2009 results that were in-line with or exceeded guidance.  Full year 2009 production levels surpassed expectations and totaled approximately 6.52 MMBoe.

-
The Partnership continued to pursue strong debt reduction efforts into the fourth quarter and achieved its debt reduction goals for the year.  As of December 31, 2009, outstanding debt totaled $559 million, representing $177 million in debt reduction during the year.

-	The Partnership’s total estimated proved reserves at year end 2009 were 111.3 MMBoe, up 7.4% from year end 2008 reserves of 103.6 MMBoe.
-	In early February 2010, the Partnership settled all pending litigation with Quicksilver Resources, Inc.
-
In conjunction with the Quicksilver settlement, the Partnership announced its intention to reinstate distributions at an annualized rate of $1.50 per unit, or 37.5 cents per unit quarterly, for the first quarter of 2010, to be paid on or before May 15, 2010.

Management Commentary

Hal Washburn, Chairman and Co-CEO, said, “Our fourth quarter and full year 2009 results demonstrate the Partnership’s ability to deliver results despite considerable challenges throughout the year.  Our primary goal in 2009 was to reduce our outstanding borrowings.  In addition, we focused on controlling expenses and operating successfully with a significantly reduced capital spending program.  Our dedication to these goals has been tremendous, and we are very pleased that our full year results met or exceeded our expectations.  With our improved financial flexibility, the recent resolution of the Quicksilver litigation, and the reinstatement of distributions announced last month, we can focus on cash flow generation from our portfolio of long-lived assets, maintaining and possibly growing production slightly through the drill bit, and executing on our growth-through-acquisition strategy.”

Fourth Quarter 2009 Operating and Financial Results Compared to Third Quarter 2009

-	Total production increased slightly to 1,632 MBoe in the fourth quarter from 1,628 MBoe in the third quarter.
o	Oil and NGL production was 744 MBoe compared to 743 MBoe.
o	Natural gas production was 5,335 MMcf compared to 5,308 MMcf.
-
Lease operating expenses per Boe, which include district expenses and processing fees and exclude production/property taxes and transportation costs, increased 10% to $19.31 per Boe in the fourth quarter from $17.53 per Boe in the third quarter primarily as a result of increased services and materials costs related to higher commodity prices and increased well work activity.

-	General and administrative expenses, excluding unit-based compensation, were $6.2 million, or $3.79 per Boe, in the fourth quarter compared to $5.8 million, or $3.59 per Boe, in the third quarter.
-	Adjusted EBITDA, a non-GAAP measure, was $49.0 million in the fourth quarter, up from $48.4 million in the third quarter.
-
Oil and natural gas sales revenues, including realized gains and losses on commodity derivative instruments, increased 6% to $92.5 million in the fourth quarter from $87.0 million in the third quarter.

-	Realized gains from commodity derivative instruments were $17.8 million in the fourth quarter as compared to $24.3 million in the third quarter.
-
NYMEX WTI crude oil averaged approximately $76 per barrel and NYMEX natural gas prices averaged $4.93 per Mcf in the fourth quarter as compared to approximately $68 per barrel and $3.44 per Mcf, respectively, in the third quarter.

-
Realized crude oil and natural gas prices increased and averaged $69.72 per Boe and $7.55 per Mcf, respectively, in the fourth quarter as compared to $67.40 per Boe and $7.30 per Mcf, respectively, in the third quarter.

-
Net loss, including the effect of unrealized losses on commodity derivative instruments, was $39.7 million, or $0.75 per diluted limited partner unit, in the fourth quarter as compared to a net loss of $5.4 million, or $0.10 per diluted limited partner unit, in the third quarter.

-	Oil and gas capital expenditures totaled $10.9 million in the fourth quarter as compared to $7.3 million in the third quarter.

Full Year 2009 Results

-	Total production was above the high end of our guidance range at 6,517 MBoe in 2009, a decrease of 4% from 2008.
-	Oil and gas capital expenditures were $28.7 million, a 78% decrease from 2008.
-	Full year lease operating expenses per Boe were $17.90, which was within our guidance range of $16.25 - $18.50 per Boe.
-	Full year general and administrative expenses, excluding unit-based compensation, were $23.7 million, which was within our guidance range of $23 million - $25 million.
-	Adjusted EBITDA, a non-GAAP measure, was at the high end of our guidance range at $195.0 million.
-
As a result of our extensive hedging portfolio, average realized crude oil and natural gas prices for 2009 were $66.27 per Boe and $7.48 per Mcf, compared to NYMEX WTI crude oil and NYMEX natural gas average prices of approximately $62 per barrel and $4.16 per Mcf.

2009 Reserves

In 2009, the Partnership increased reserves by 7.7 MMBoe, which was primarily the result of:
-	9.8 MMBoe of reserve increases due to economic factors
-	7.0 MMBoe of reserve increases due to drilling, recompletions and workovers
-	1.5 MMBoe of reserve decreases due to technical revisions
-	1.1 MMBoe of reserve decreases due to the sale of the Lazy JL Field
-	6.5 MMBoe of reserve decreases due to 2009 production

BreitBurn's total estimated proved oil and gas reserves as of December 31, 2009, were 111.3 MMBoe. The Standardized Measure of discounted (at 10%) net future cash flows from the production of these reserves is approximately $760 million using prices and costs in effect as of the dates such estimates were made and which are held constant throughout the life of the properties. Estimated proved reserves were determined using $3.87 per MMBtu for gas and $61.18 per Bbl of oil for Michigan and California and $51.29 per Bbl of oil for Wyoming. Of the total estimated proved reserves, 65% were natural gas and 35% were crude oil, 91% were classified as proved developed and 68% were located in Michigan, 14% in California, 10% in Wyoming, and 7% in Florida, with the remaining 1% in Indiana and Kentucky.

2010 Guidance

The following guidance is subject to all cautionary statements and limitations described below and under the caption "Cautionary Statement Regarding Forward - Looking Information". In addition, estimates for the Partnership's futureproduction volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors. The Partnership's estimates are based on certain other assumptions, such as well performance, which may actually prove to vary significantly from those assumed. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices, and we cannot fully predict such future commodity or operating costs. Similarly, interest rates and price differentials are set by the market and are not within our control. They can vary dramatically from time to time. Capital expenditures are based on our current expectation as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the table simply sets forth our best estimate today for these matters based upon our current expectations about the future based upon both stated and unstated assumptions. Actual conditions and those assumptions may, and probably will, change over the course of the year.

($ in 000s)	2010 Guidance
Total Production (Mboe)	6,300	-	6,700
Production Mix:
Oil Production %		47%
Gas Production %		53%
Average Price Differential %:
Oil Price Differential %	87%	-	89%
Gas Price Differential %	100%	-	102%
Operating Costs / BOE(1)(2)	$19.35	-	$21.85
Production/Property Taxes (% of oil & gas revenue)	7.0%	-	7.5%
G&A (Excl. Unit Based Compensation)	$25,000	-	$27,000
Cash Interest Expense(3)	$30,000	-	$32,000
Total Capital Expenditures(4)	$72,000	-	$78,000
Adjusted EBITDA(5)	$190,000	-	$200,000

1.
Operating Costs include lease operating costs, processing fees and transportation expense.  Expected transportation expense totals approximately $6.7 million in 2010, largely attributable to our Florida production.  Excluding transportation expense, our estimated operating costs range per Boe is approximately $18.32 - $20.82.

2.
Operating Costs are based on flat $70 per barrel WTI crude oil and $5 per Mcfe natural gas price levels for 2010.  Operating costs generally move with commodity prices but do not typically increase or decrease as rapidly as commodity prices.

3.
The Partnership typically borrows on a 1-month LIBOR basis, plus an applicable spread.  Estimated cash interest expense assumes a 1-month LIBOR rate of 2% and includes the impact of interest rate swaps covering approximately $400 million of borrowings at a weighted average swap rate of 3.17%.  Our resulting estimated 2010 weighted average LIBOR rate is 2.84%.

4.
Total Capital Expenditures for 2010 include Maintenance and Obligatory Capital Expenditures as well as Growth Capital Expenditures.  Maintenance and Obligatory Capital Expenditures are defined as the estimated amount of investment in capital projects and obligatory spending on existing facilities and operations needed to hold production approximately constant for the period.  Management estimates that we would need to spend between $40 and $50 million in 2010 to hold production flat.

5.
Assuming the high and low range of our guidance, Adjusted EBITDA is expected to range between $190 million and $200 million, and is comprised of estimated net income between $154 million and $166 million, less unrealized gain on commodity derivative instruments of $86 million, plus DD&A of $90 million, plus interest expense between $30 million (high end of Adjusted EBITDA) and $32 million (low end of Adjusted EBITDA).  Estimated 2010 net income is based on oil prices of $70 per barrel for WTI crude oil and $5 per Mcfe for natural gas.  Consequently, differences between actual and forecasted prices could result in changes to unrealized gains or losses on commodity derivative instruments, DD&A, including potential impairments of long-lived assets, and ultimately, net income.

Impact of Derivative Instruments

The Partnership uses commodity and interest rate derivative instruments to mitigate the risks associated with commodity price volatility and changing interest rates and to help maintain cash flows for operating activities, acquisitions, capital expenditures, and distributions. The Partnership does not enter into derivative instruments for speculative trading purposes. Non-cash gains or losses do not affect Adjusted EBITDA, cash flow from operations or the Partnership’s ability to pay cash distributions.

Realized gains from commodity derivative instruments were $17.8 million during the fourth quarter of 2009.  Realized losses from interest rate derivative instruments were $3.4 million.  Non-cash unrealized losses from commodity derivative instruments were $54.7 million and non-cash unrealized gains from interest rate derivative instruments were $1.8 million for the period.

Production, Income Statement and Realized Price Information

The following table presents production, selected income statement and realized price information for the three months ended December 31, 2009, September 30, 2009 and December 31, 2008 and the years ended December 31, 2009 and 2008:

	Three-Months Ended			Year Ended December 31,
	December 31,	September 30,	December 31,
Thousands of dollars, except as indicated	2009	2009	2008	2009	2008
Oil, natural gas and NGL sales (a)	$74,728	$62,674	$81,321	$254,917	$467,381
Realized gains (losses) on commodity derivative instruments (b)	17,771	24,356	14,949	167,683	(55,946)
Unrealized gains (losses) on commodity derivative instruments (b)	(54,688)	(11,637)	346,381	(219,120)	388,048
Other revenues, net	452	261	596	1,382	2,920
Total revenues	$38,263	$75,654	$443,247	$204,862	$802,403
Lease operating expenses and processing fees	$31,685	$29,052	$29,509	$118,405	$122,915
Production and property taxes	6,118	4,422	6,934	19,433	31,311
Total lease operating expenses	$37,803	$33,474	$36,443	$137,838	$154,226
Transportation expenses	926	799	1,125	3,825	4,206
Purchases	14	18	47	72	343
Change in inventory	(518)	(403)	5,338	(3,337)	3,130
Uninsured loss	-	-	100	100	100
Total operating costs	$38,225	$33,888	$43,053	$138,498	$162,005
Lease operating expenses pre taxes per Boe (c)	$19.31	$17.53	$17.16	$17.90	$17.75
Production and property taxes per Boe	3.75	2.72	4.11	2.98	4.60
Total lease operating expenses per Boe	23.06	20.25	21.27	20.88	22.35
General and administrative expenses excluding unit-based compensation	$6,184	$5,844	$5,372	$23,704	$24,641
Net income (loss)	$(39,693)	$(5,396)	$251,175	$(107,257)	$378,424
Net income (loss) per diluted limited partnership unit	$(0.75)	$(0.10)	$4.65	$(2.03)	$6.28

Total production (MBoe)	1,632	1,628	1,689	6,517	6,809
Oil and NGL (MBoe)	744	743	767	2,990	3,078
Natural gas (MMcf)	5,335	5,308	5,530	21,161	22,384
Average daily production (Boe/d)	17,740	17,697	18,359	17,856	18,605
Sales volumes (MBoe)	1,642	1,605	1,759	6,465	6,857
Average realized sales price (per Boe) (d) (e) (f)	$56.48	$54.37	$54.86	$54.60	$60.11
Oil and NGL (per Boe) (d) (e) (f)	69.72	67.40	62.13	66.27	72.86
Natural gas (per Mcf) (d) (e)	7.55	7.30	8.04	7.48	8.24

(a) Q4 2009, Q3 2009, Q4 2008, Full Year 2009 and Full Year 2008 include $268, $258, $274, $1,039 and $1,055, respectively, of amortization of an intangible asset related to crude oil sales contracts.
(b) 2009 includes the effects of the early terminations of hedge contracts monetized in January for $45,632 and in June for $24,955.
(c) Includes lease operating expenses and processing fees. Excludes amortization of intangible asset related to the Quicksilver Acquisition.
(d) Includes realized gains (losses) on commodity derivative instruments.
(e) 2009 excludes the effects of the early terminations of hedge contracts monetized in January ($32,317 of oil hedges and $13,315 of natural gas hedges) and June ($6,030 of oil hedges and $18,925 of natural gas hedges).

(f) Excludes amortization of intangible asset related to crude oil sales contracts.

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information, including the reconciliations of certain non-generally accepted accounting principles ("non-GAAP") measures to their nearest comparable generally accepted accounting principles ("GAAP") measures, may be used periodically by management when discussing the Partnership's financial results with investors and analysts and they are also available on the Partnership's website under the Investor Relations tab.

Among the non-GAAP financial measures used is “Adjusted EBITDA.”  This non-GAAP financial measure should not be considered as an alternative to GAAP measures, such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is presented as management believes it provides additional information relative to the performance of the Partnership's business, such as our ability to meet our debt covenant compliance tests. This non-GAAP financial measure may not be comparable to similarly titled measures of other publicly traded partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA

The following table presents a reconciliation of net income (loss) and net cash from operating activities, our most directly comparable GAAP financial performance and liquidity measures, to Adjusted EBITDA for each of the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Thousands of dollars	2009	2008	2009	2008

Reconciliation of consolidated net income (loss) to Adjusted EBITDA:
Net income (loss) attributable to the partnership	$(39,712)	$251,162	$(107,290)	$378,236

Unrealized (gain) loss on commodity derivative instruments	54,688	(346,381)	219,120	(388,048)
Depletion, depreciation and amortization expense	25,450	115,705	106,843	179,933
Write-down of crude oil inventory	-	1,172	-	1,172
Interest expense and other financing costs (a)	7,590	10,631	31,942	31,868
Unrealized (gain) loss on interest rate derivatives	(1,757)	15,046	(5,869)	17,314
Gain on sale of commodity derivatives (b)	-	-	(70,587)	-
Loss on sale of asset (c)	495	-	5,965	-
Income tax provision	(1,174)	677	(1,528)	1,939
Amortization of intangibles	437	792	2,771	3,131
Unit-based compensation expense (d)	2,933	2,091	13,619	7,481

Adjusted EBITDA	$48,950	$50,895	$194,986	$233,026

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Thousands of dollars	2009	2008	2009	2008

Reconciliation of net cash from operating activities to Adjusted EBITDA:
Net cash from operating activities	$40,387	$35,735	$224,358	$226,696

Increase (decrease) in assets net of liabilities relating to operating activities	2,584	3,556	12,466	(30,942)
Interest expense (a) (e)	6,766	9,794	28,647	29,255
Gain on sale of commodity derivatives (b)	-	-	(70,587)	-
Write-down of crude oil inventory	-	1,172	-	1,172
Equity earnings from affiliates, net	(536)	(426)	(1,302)	(1,198)
Incentive compensation expense (f)	8	376	958	574
Incentive compensation paid	41	606	217	6,952
Income taxes	(281)	95	262	732
Non-controlling interest	(19)	(13)	(33)	(188)
Other	-	-	-	(27)

Adjusted EBITDA	$48,950	$50,895	$194,986	$233,026

(a) Includes realized gains/losses on interest rate derivatives.
(b) Represents $24,955 and $45,632 related to the early terminations of selected 2011 and 2012 hedge contracts monetized in June 2009 and January 2009.
(c) Includes loss on sale of Lazy JL assets of $5,541.
(d) Represents non-cash long term incentive compensation expense.
(e) Excludes debt amortization.
(f) Represents cash-based incentive compensation plan expense.

Hedge Portfolio Summary

The table below summarizes the Partnership’s commodity derivative hedge portfolio as of March 11, 2010:

	Year	Year	Year	Year	Year
	2010	2011	2012	2013	2014
Gas Positions:
Fixed Price Swaps:
Hedged Volume (MMBtu/d)	43,869	25,955	19,129	27,000	-
Average Price ($/MMBtu)	$8.20	$7.26	$7.10	$6.92	$-
Collars:
Hedged Volume (MMBtu/d)	3,405	16,016	19,129	-	-
Average Floor Price ($/MMBtu)	$9.00	$9.00	$9.00	$-	$-
Average Ceiling Price ($/MMBtu)	$12.79	$11.28	$11.89	$-	$-
Total:
Hedged Volume (MMBtu/d)	47,275	41,971	38,257	27,000	-
Average Price ($/MMBtu)	$8.26	$7.92	$8.05	$6.92	$-

Oil Positions:
Fixed Price Swaps:
Hedged Volume (Bbls/d)	2,808	3,616	3,539	5,000	748
Average Price ($/Bbl)	$81.35	$71.56	$72.30	$79.32	$88.65
Participating Swaps: (a)
Hedged Volume (Bbls/d)	1,993	1,439	-	-	-
Average Price ($/Bbl)	$64.40	$61.29	$-	$-	$-
Average Part. %	55.5%	53.2%	-	-	-
Collars:
Hedged Volume (Bbls/d)	1,279	2,048	2,477	500	-
Average Floor Price ($/Bbl)	$102.85	$103.42	$110.00	$77.00	$-
Average Ceiling Price ($/Bbl)	$136.16	$152.61	$145.39	$103.10	$-
Floors:
Hedged Volume (Bbls/d)	500	-	-	-	-
Average Floor Price ($/Bbl)	$100.00	$-	$-	$-	$-
Total:
Hedged Volume (Bbls/d)	6,580	7,103	6,016	5,500	748
Average Price ($/Bbl)	$81.81	$78.67	$87.82	$79.11	$88.65

(a)  A participating swap combines a swap and a call option with the same strike price.

Conference Call

The Partnership will host an investor conference call to discuss its results today at 10:00 a.m. (Pacific Time).  Investors may access the conference call over the Internet via the Investor Relations tab of the Partnership's website (www.breitburn.com), or via telephone by dialing 888-287-5530 (international callers dial +1-719-457-2081) a few minutes prior to register.  Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software. In addition, a replay of the call will be available through March 18, 2010 by dialing 888-203-1112 (international callers dial +1-719-457-0820) and entering replay PIN 9644200, or by going to the Investor Relations tab of the Partnership's website (www.breitburn.com). The Partnership will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is a California-based publicly traded independent oil and gas limited partnership focused on the acquisition, exploitation, development and production of oil and gas properties. The Partnership’s producing and non-producing crude oil and natural gas reserves are located in Northern Michigan, the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, the Sunniland Trend in Florida, and the New Albany Shale in Indiana and Kentucky. See www.BreitBurn.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements relating to BreitBurn's operations that are based on management's current expectations, estimates and projections about its operations. Words and phrases such as "believes," “future,” “impact,” “guidance,” “expect,” “estimate,” “will,” “could,” “may be used,” “continue” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. These include risks relating to the Partnership’s financial performance and results, availability of sufficient cash flow to execute our business plan, our level of indebtedness, a further significant reduction in the borrowing base under our bank credit facility, our ability to raise capital, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves, and the factors set forth under the heading "Risk Factors" incorporated by reference from our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, BreitBurn undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contacts:
James G. Jackson
Executive Vice President and Chief Financial Officer
(213) 225-5900 x273
or
Gloria Chu
Investor Relations
(213) 225-5900 x210

BBEP-IR

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
Thousands of dollars, except per unit amounts	2009	2008	2009	2008

Revenues and other income items:
Oil, natural gas and natural gas liquid sales	$74,728	$81,321	$254,917	$467,381
Gains (losses) on commodity derivative instruments, net	(36,917)	361,330	(51,437)	332,102
Other revenue, net	452	596	1,382	2,920
Total revenues and other income items	38,263	443,247	204,862	802,403
Operating costs and expenses:
Operating costs	38,225	43,053	138,498	162,005
Depletion, depreciation and amortization	25,450	115,705	106,843	179,933
General and administrative expenses	9,102	6,998	36,367	31,111
Loss on sale of assets	495	-	5,965	-
Total operating costs and expenses	73,272	165,756	287,673	373,049

Operating income (loss)	(35,009)	277,491	(82,811)	429,354

Interest and other financing costs, net	4,145	9,578	18,827	29,147
Loss on interest rate swaps	1,688	16,098	7,246	20,035
Other (income) expenses, net	25	(37)	(99)	(191)

Income (loss) before taxes	(40,867)	251,852	(108,785)	380,363

Income tax expense (benefit)	(1,174)	677	(1,528)	1,939

Net income (loss)	(39,693)	251,175	(107,257)	378,424

Less: Net income attributable to noncontrolling interest	(19)	(13)	(33)	(188)

Net income (loss) attributable to the partnership	(39,712)	251,162	(107,290)	378,236
General Partner's interest in net loss	-	-	-	(2,019)

Net income (loss) attributable to limited partners	$(39,712)	$251,162	$(107,290)	$380,255

Basic net income (loss) per unit	$(0.75)	$4.66	$(2.03)	$6.29
Diluted net income (loss) per unit	$(0.75)	$4.65	$(2.03)	$6.28

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Balance Sheets

	December 31,	December 31,
Thousands	2009	2008
ASSETS
Current assets:
Cash	$5,766	$2,546
Accounts receivable, net	65,209	47,221
Derivative instruments	57,133	76,224
Related party receivables	2,127	5,084
Inventory	5,823	1,250
Prepaid expenses	5,888	5,300
Intangibles	495	2,771
Other current assets	-	170
Total current assets	142,441	140,566
Equity investments	8,150	9,452
Property, plant and equipment
Oil and gas properties	2,058,968	2,057,531
Non-oil and gas assets	7,717	7,806
	2,066,685	2,065,337
Accumulated depletion and depreciation	(325,596)	(224,996)
Net property, plant and equipment	1,741,089	1,840,341
Other long-term assets
Intangibles	-	495
Derivative instruments	74,759	219,003
Other long-term assets	4,590	6,977

Total assets	$1,971,029	$2,216,834
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
Accounts payable	$21,314	$28,302
Book overdraft	-	9,871
Derivative instruments	20,057	10,192
Related party payables	13,000	-
Revenue and royalties payable	18,224	20,084
Salaries and wages payable	10,244	6,249
Accrued liabilities	9,051	5,292
Total current liabilities	91,890	79,990

Long-term debt	559,000	736,000
Deferred income taxes	2,492	4,282
Asset retirement obligation	36,635	30,086
Derivative instruments	50,109	10,058
Other long-term liabilities	2,102	2,987
Total liabilities	742,228	863,403
Equity:
Partners' equity	1,228,373	1,352,892
Noncontrolling interest	428	539
Total equity	1,228,801	1,353,431

Total liabilities and equity	$1,971,029	$2,216,834

Limited partner units outstanding	52,784	52,636

BreitBurn Energy Partners L.P. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
Thousands of dollars	2009	2008

Cash flows from operating activities
Net income (loss)	$(107,257)	$378,424
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Depletion, depreciation and amortization	106,843	179,933
Unit-based compensation expense	12,661	6,907
Unrealized (gain) loss on derivative instruments	213,251	(370,734)
Distributions greater than income from equity affiliates	1,302	1,198
Deferred income tax	(1,790)	1,207
Amortization of intangibles	2,771	3,131
Loss on sale of assets	5,965	-
Other	3,294	2,643
Changes in net assets and liablities:
Accounts receivable and other assets	(6,313)	258
Inventory	(4,573)	4,454
Net change in related party receivables and payables	2,957	32,688
Accounts payable and other liabilities	(4,753)	(13,413)
Net cash provided by operating activities	224,358	226,696
Cash flows from investing activities
Capital expenditures	(29,513)	(131,082)
Proceeds from sale of assets, net	23,284	-
Property acquisitions	-	(9,957)
Net cash used by investing activities	(6,229)	(141,039)
Cash flows from financing activities
Purchase of common units	-	(336,216)
Distributions	(28,038)	(121,349)
Proceeds from the issuance of long-term debt	249,975	803,002
Repayments of long-term debt	(426,975)	(437,402)
Book overdraft	(9,871)	7,951
Long-term debt issuance costs	-	(5,026)
Net cash used by financing activities	(214,909)	(89,040)
Increase (decrease) in cash	3,220	(3,383)
Cash beginning of period	2,546	5,929
Cash end of period	$5,766	$2,546